PHOTRONICS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Pro Forma Financial Information
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	January 31,	February 1,
	2010	2009
Reconciliation of GAAP to Pro Forma Net Income (Loss)
GAAP net income (loss) attributable to Photronics, Inc.	$213	$(10,233)
(a) Consolidation and restructuring charges, net of tax	193	1,335
(b) Impact of warrants, net of tax	220	-
Pro forma net income (loss) attributable to Photronics, Inc.	$626	$(8,898)
Weighted average number of diluted shares outstanding	54,824	41,723
Earnings (loss) per diluted share
GAAP	$-	$(0.25)
Pro forma	$0.01	$(0.21)

(a)	Includes charges related to restructurings in China and United Kingdom.

(b)	Represents financing expenses related to warrants, which are recorded in other income (expense).